SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 3)(1)


                            FlexiInternational Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  338923 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Not Applicable
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 338923 10 5                 13G                     Page 2 of 6 Pages
         ------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Stefan R. Bothe
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,460,695(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,460,695(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


1,460,695(1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


8.2% (as of December 31, 2002)(2)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes, pursuant to Rule 13d-3, 266,667 shares subject to options exercisable within 60 days after December 31, 2002. Excludes, pursuant to Rule 13d-4, 620,250 shares beneficially owned by Jennifer V. Cheng, Mr. Bothe's spouse, with respect to which Mr. Bothe disclaims beneficial ownership.

(2) Based on 17,715,228 shares of common stock issued and outstanding as of December 31, 2002.

CUSIP No. 338923 10 5                 13G                     Page 3 of 6 Pages
         ------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Jennifer V. Cheng
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           620,250(3)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         620,250(3)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


620,250(3)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


3.5% (as of December 31, 2002)(4)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(3) Includes, pursuant to Rule 13d-3, 79,000 shares subject to options exercisable within 60 days after December 31, 2002. Excludes, pursuant to Rule 13d-4, 1,460,695 shares beneficially owned by Stefan R. Bothe, Ms. Cheng's spouse, with respect to which Ms. Cheng disclaims beneficial ownership.

(4) Based on 17,715,228 shares of common stock issued and outstanding as of December 31, 2002.

CUSIP No. 338923 10 5                 13G                     Page 4 of 6 Pages
         ------------


Item 1(a).  Name of Issuer:


            FlexiInternational Software, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            Two Enterprise Drive
            Shelton, Connecticut 06484
            ____________________________________________________________________

Item 2(a).  Name of Persons Filing:

            Stefan R. Bothe
            Jennifer V. Cheng
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            c/o FlexiInternational Software, Inc.
            Two Enterprise Drive
            Shelton, Connecticut 06484
            ____________________________________________________________________

Item 2(c).  Citizenship:


            United States (as to both reporting persons)
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $0.01 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            338923 10 5
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 338923 10 5                 13G                     Page 5 of 6 Pages
         ------------

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          Stefan R. Bothe ................................... 1,460,695(5)
          Jennifer V. Cheng .................................   620,250(6)
          ______________________________________________________________________

     (b)  Percent of class:
          Stefan R. Bothe ................................... 8.2%(7)
          Jennifer V. Cheng ................................. 3.5%(7)
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:  Stefan R. Bothe

       (i)   Sole power to vote or to direct the vote 1,460,695(5)             ,
                                                      -------------------------

       (ii)  Shared power to vote or to direct the vote  None                  ,
                                                        -----------------------

       (iii) Sole power to dispose or to direct the disposition of 1,460,695(5),
                                                                   ------------

       (iv)  Shared power to dispose or to direct the disposition of  None
                                                                     ----------

       Number of shares as to which the person has:  Jennifer V. Cheng

       (i)   Sole power to vote or to direct the vote 620,250(6)               ,
                                                      -------------------------

       (ii)  Shared power to vote or to direct the vote  None                  ,
                                                        -----------------------

       (iii) Sole power to dispose or to direct the disposition of 620,250(6)  ,
                                                                   ------------

       (iv)  Shared power to dispose or to direct the disposition of  None
                                                                     ----------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         Not Applicable
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         Not Applicable
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


         Not Applicable
         _______________________________________________________________________

Item 10.  Certifications.

         Not Applicable
         _______________________________________________________________________



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(5) Includes, pursuant to Rule 13d-3, 266,667 shares subject to options exercisable within 60 days after December 31, 2002. Excludes, pursuant to Rule 13d-4, 620,250 shares beneficially owned by Jennifer V. Cheng, Mr. Bothe's spouse, with respect to which Mr. Bothe disclaims beneficial ownership.

(6) Includes, pursuant to Rule 13d-3, 79,000 shares subject to options exercisable within 60 days after December 31, 2002. Excludes, pursuant to Rule 13d-4, 1,460,695 shares beneficially owned by Stefan R. Bothe, Ms. Cheng's spouse, with respect to which Ms. Cheng disclaims beneficial ownership.

(7) Based on 17,715,228 shares of common stock issued and outstanding as of December 31, 2002.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/11/03
                                ------------------------------------------------
                                                    (Date)


                                              /s/ Stefan R. Bothe
                                ------------------------------------------------
                                                  (Signature)


                                  Stefan R. Bothe, Chairman, President and CEO
                                ------------------------------------------------
                                                  (Name/Title)



                                                    2/11/03
                                ------------------------------------------------
                                                    (Date)


                                             /s/ Jennifer V. Cheng
                                ------------------------------------------------
                                                  (Signature)


                                           Jennifer V. Cheng, Director
                                ------------------------------------------------
                                                  (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).